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EXHIBIT 99.1

Thursday September 3, 8:49 am Eastern Time

COMPANY PRESS RELEASE

SOURCE: United Natural Foods, Inc.

UNITED NATURAL FOODS, INC. FOURTH QUARTER NET INCOME INCREASES 29.1%

DAYVILLE, Conn., Sept. 3 /PRNewswire/ -- United Natural Foods, Inc. (Nasdaq:
UNFI - news) today announced results for the quarter and year ended July 31,
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1998. All per share information is on a diluted basis.

Net sales in the fourth quarter of fiscal 1998 increased 12.5% to $190.0 million from $168.9 million in the same period in fiscal 1997. Net income increased 29.1% to $4.4 million, or $0.25 per share for the fourth quarter of fiscal 1998, compared to $3.4 million, or $0.20 per share, for the same period in fiscal 1997. Also, during the quarter the Company incurred $0.7 million ($0.4 million net of tax) related to relocation and start-up costs for the new expanded Denver distribution and Central Region headquarters facility. Excluding these costs, net income would have increased 40.2% to $4.8 million, or $0.27 per share.

Net sales for fiscal 1998 increased 14.8% to $728.9 million from $634.8 million in fiscal 1997. Net income before extraordinary item for fiscal 1998 increased 25.8% to $13.1 million, or $0.74 per share, compared to $10.4 million, or $0.63 per share for fiscal 1997. Excluding merger, relocation and start-up costs, net income before extraordinary item would have increased 68.5% to $17.5 million, or $0.99 per share.

Commenting on the period, Norman Cloutier, Chairman and CEO said, "We are very proud of the Company's performance in the fourth quarter of fiscal 1998. We hope to continue this strong performance through fiscal 1999 by sharpening our focus on the customer and by emphasizing teamwork, best practices and the leveraging of technology across our business."

United Natural Foods, Inc. distributes over 26,000 products to more than 6,500 customers in 46 states. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores and independent retail operators.

This press release contains forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's SEC filings, including its periodic reports filed under the Securities Exchange Act of 1934, as amended (copies of which are available upon request from the Company's investor relations department).